Exhibit 99.1

Contact:  Patrick Kane

(412) 553-7833

Equitable Resources Reports First Quarter Earnings;

Expands Horizontal Drilling Program

PITTSBURGH, April 26, 2007/ PRNewswire-FirstCall/ — Equitable Resources, Inc. (NYSE: EQT) today announced first quarter 2007 earnings per diluted share (EPS) of $0.46.  This compares with diluted earnings of $0.59 per share reported for the first quarter 2006.

Quarterly Results by Business

Equitable Supply

Equitable Supply had operating income for the quarter of $54.9 million, 24% lower than the $72.0 million earned in the same period last year.  Total revenues were $125.3 million, $2.9 million higher than the $122.4 million reported in 2006.  Production revenues were $2.2 million lower than in 2006 as the impact of lower average well-head prices was partially offset by a 5.5% increase in production sales volumes.  Gathered volumes and rates were both higher, driving an increase in gathering revenues over 2006.

Operating expenses for the quarter were $70.4 million compared to $50.5 million last year.  Selling, general and administrative expenses were $13.4 million higher.  Of the increase, $11.7 million resulted from increased reserves for certain royalty disputes and other legal expenses.  Depreciation, depletion and amortization expense, gathering and compression expense and lease operating expense were higher, consistent with higher overall operating activity levels.

During the quarter, the Company drilled 110 gross operated wells, compared with 100 wells for the same period in 2006.  The Company is on track to drill 650 gross operated wells in 2007, including at least 50 horizontal wells, a 100% increase from prior estimates.

Equitable Utilities

Equitable Utilities had first quarter operating income of $69.2 million compared to $61.0 million reported for the same period last year.  Overall net operating revenues were 13% higher at $111.3 million.  Distribution net operating revenues were $61.0 million, 13% higher than last year’s $54.1 million, as weather was 12% colder than last year.

Marketing net operating revenues were $32.2 million, $12.5 million higher than the first quarter 2006, primarily attributable to storage asset optimization resulting from gas price volatility.  Pipeline net operating revenues decreased by $7.0 million over the first quarter 2006 to $18.1 million.  Most of the decrease is associated with the first quarter 2006 recognition of $6.1 million in net operating revenues from prior periods.

Operating expenses increased year over year to $42.1 million from $37.8 million. The increase is primarily attributable to planning expenses for the acquisition of The Peoples Natural Gas Company and Hope Gas, Inc., which totaled $4.9 million in the quarter.

Other Business

Nora Field

On April 13, 2007, Equitable and Range Resources entered into an agreement to jointly develop the Nora Field in southwestern Virginia.  To equalize ownership interests, Range will pay to Equitable and a newly formed gathering joint venture owned by the companies, an aggregate of $315 million, subject to customary adjustments.  The transaction will reduce Equitable’s 2007 production sales by 3 Bcf thereby reducing the sales forecast to between 77 and 78 Bcf.

Peoples Gas and Hope Gas Acquisition

On April 13, 2007, the Pennsylvania Public Utility Commission approved Equitable’s acquisition of Peoples Gas.  On the same day, the Federal Trade Commission filed a request for a preliminary injunction, in federal district court in Pittsburgh, to stop the acquisition.  The Company is challenging this injunction request.  The Company is also seeking approval by the Public Service Commission of West Virginia, for which a hearing is scheduled for May.

Executive Performance Incentive Programs

The Company has an Executive Performance Incentive Program (EPIP) designed to align management’s long-term incentive compensation to the absolute and relative returns earned by the Company’s shareholders.  The expense of this program, which vests on December 31, 2008, varies based in part on changes in Equitable’s stock price.  The significant stock appreciation in the first quarter resulted in changes to the Company’s assumptions used to calculate EPIP expense.  The EPIP expense for the quarter was $25.5 million, and the estimated expense for 2007 is $49 million, assuming no further changes in assumptions.

Hedging

There was no change to the Company’s hedge position during the quarter.  The approximate volumes and prices of Equitable’s hedges for 2007 through 2009 are:

Swaps	2007**	2008	2009
Total Volume (Bcf)	42	54	38
Average Price per Mcf (NYMEX)*	$4.74	$4.64	$5.90

Collars	2007**	2008	2009
Total Volume (Bcf)	8	10	10
Average Floor Price per Mcf (NYMEX)*	$7.61	$7.61	$7.61
Average Cap Price per Mcf (NYMEX)*	$11.27	$11.27	$11.27

*                    The above price is based on a conversion rate of 1.05 MMbtu/Mcf

**             April through December

Operating Income

The Company reports operating income by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended March 31,
	2007	2006
Operating income (thousands):
Equitable Supply	$54,860	$71,983
Equitable Utilities	69,219	61,022
Unallocated expenses	(25,225)	(5,348)
Operating Income	$98,854	$127,657

The unallocated expenses are primarily due to executive compensation.  Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with GAAP on the attached operational and financial reports.

Equitable’s teleconference with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via Equitable’s website, http://www.eqt.com and will be available for seven days.

Equitable Resources is an integrated energy company with emphasis on Appalachian area natural gas supply, transmission and distribution.  For information, please visit www.eqt.com.

Equitable Resources management speaks to investors from time to time.  Slides for these discussions will be available online via Equitable’s website.  The slides are updated periodically.

Forward-Looking Statements

Disclosures in this press release contain forward-looking statements.  Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s drilling programs and initiatives, infrastructure projects, production and sales volumes, marketing revenues and margins, executive compensation, capital expenditures, the pending acquisition of The Peoples Natural Gas Company and Hope Gas, Inc. and the financing of that acquisition, the Company’s move to a holding company structure, and its pending sale of its interest in certain gas properties and the related gathering contribution agreement.  A variety of factors could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the Company’s most recently filed Form 10-K.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

(Thousands except per share amounts)

	Three Months Ended
	March 31,
	2007	2006

Operating revenues	$456,546	$430,119
Cost of sales	220,012	208,817
Net operating revenues	236,534	221,302

Operating expenses:
Operation and maintenance	27,444	23,604
Production	16,512	16,119
Selling, general and administrative	66,297	29,705
Depreciation, depletion and amortization	27,427	24,217
Total operating expenses	137,680	93,645

Operating income	98,854	127,657

Gain on sale of available-for-sale securities	1,042	-

Equity in earnings of nonconsolidated investments	109	174

Interest expense	12,280	12,957
Income before income taxes	87,725	114,874
Income taxes	31,107	42,515

Net income	$56,618	$72,359

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	121,217	119,579
Net income	$0.47	$0.61

Diluted:
Weighted average common shares outstanding	122,757	121,789
Net income	$0.46	$0.59

(A)         Due to the seasonal nature of the Company’s natural gas distribution and energy marketing business, and the volatility of gas and oil commodity prices, the interim statements for the three month period are not indicative of results for a full year.

EQUITABLE SUPPLY

OPERATIONAL AND FINANCIAL REPORT

(UNAUDITED)

	Three Months Ended
	March 31,
	2007	2006

OPERATIONAL DATA

Production:
Total sales volumes (MMcfe)	19,338	18,329
Average (well-head) sales price ($/Mcfe)	$4.69	$5.09

Company usage, line loss (MMcfe)	1,078	1,253

Natural gas and oil production (Mmcfe)	20,416	19,582

Lease operating expenses excluding production taxes ($/Mcfe)	$0.33	$0.28
Production taxes ($/Mcfe)	$0.47	$0.55
Production depletion ($/Mcfe)	$0.70	$0.62

Gathering:
Gathered volumes (MMcfe)	29,042	27,282
Average gathering fee ($/Mcfe)	$1.10	$0.99
Gathering and compression expense ($/Mcfe)	$0.44	$0.36
Gathering and compression depreciation ($/Mcfe)	$0.15	$0.14

(in thousands)
Production operating income	$43,947	$62,012
Gathering operating income	10,913	9,971
Total operating income	$54,860	$71,983

Production depletion	$14,332	$12,137
Gathering and compression depreciation	4,333	3,767
Other depreciation, depletion and amortization	1,332	942
Total depreciation, depletion and amortization	$19,997	$16,846

Capital expenditures (thousands)	$137,993	$53,912

FINANCIAL DATA (Thousands)
Production revenues	$93,287	$95,521
Gathering revenues	31,970	26,928
Total operating revenues	125,257	122,449

Operating expenses:
Lease operating expenses excluding production taxes	6,815	5,430
Production taxes	9,696	10,689
Gathering and compression	12,824	9,842
Selling, general and administrative	21,065	7,659
Depreciation, depletion and amortization	19,997	16,846
Total operating expenses	70,397	50,466

Operating income	$54,860	$71,983

EQUITABLE UTILITIES

OPERATIONAL AND FINANCIAL REPORT

(UNAUDITED)

	Three Months Ended
	March 31,
	2007	2006

OPERATIONAL DATA
Heating degree days (30-year average: 2,930)	2,848	2,538

Residential sales and transportation volumes (MMcf)	11,950	10,205
Commercial and industrial volumes (MMcf)	10,006	9,083
Total throughput (MMcf) - Distribution	21,956	19,288

Net operating revenues (thousands):
Distribution (regulated)
Residential	$41,175	$36,519
Commercial & industrial	17,957	16,079
Other	1,876	1,507
Total Distribution	61,008	54,105
Pipeline (regulated)	18,116	25,069
Marketing	32,153	19,679
Total net operating revenues	$111,277	$98,853

Operating income (thousands):
Distribution (regulated)	$29,303	$27,286
Pipeline (regulated)	8,797	14,198
Marketing	31,119	19,538
Total operating income	$69,219	$61,022

Capital expenditures (thousands)	$19,591	$15,454

FINANCIAL DATA (Thousands)
Distribution revenues (regulated)	$210,409	$221,709
Pipeline revenues (regulated)	18,337	25,397
Marketing revenues	128,698	105,397
Less: intrasegment revenues	(14,332)	(17,805)
Total operating revenues	343,112	334,698

Purchased gas costs	231,835	235,845
Net operating revenues	111,277	98,853

Operating expenses:
Operating and maintenance	14,198	13,615
Selling, general and administrative	20,736	17,062
Depreciation, depletion and amortization	7,124	7,154
Total operating expenses	42,058	37,831

Operating income	$69,219	$61,022